August 22, 2019

James Donnellan

Owner

LVG1

d/b/a UNDERground Villas & Hotels

94A Range Road, Windham, NH 03087

Termination of Letter of Intent

Mr. Donnellan:

As we have not been able to reach a definitive agreement for a transaction in a reasonable timeframe, this correspondence serves to terminate our June 7, 2019 executed Letter of Intent (“LOI”) to purchase 10% of LVG1 equity using 100,000 Series B Preferred Shares of 2050 Motors, Inc. convertible into 100,000,000 common shares. We continue to desire a reseller relationship to offer your myriad cannabis products and travel services on our upcoming social network @ www.kanab.club to be launched later this year. My offer to appoint you to our Advisory Board and to integrate your network of media properties into Kanab’s forthcoming video streaming launch stands (i.e., dongle unit). If it makes sense for all parties, we can revisit an equity swap or other capital markets transaction in the future.

Respectfully,

Vikram Grover

CEO

2050 Motors, Inc.